Exhibit 99.1

PortalPlayer, Inc. Announces Product Transition Setback

SAN JOSE, Calif. – April 19, 2006 – PortalPlayer, Inc. (NASDAQ: PLAY), a leading supplier of semiconductor, firmware and software solutions for personal media players and secondary display-enabled notebook computers, has recently been advised that the follow-on to its PP5021 System-on-Chip (SoC), which is expected to be available in the second half of 2006, has not been selected by Apple Computer, Inc. for use in their mid-range and high-end flash based iPods. PortalPlayer believes that the PP5021 will continue to be used in other members of the iPod family.

Conference Call

The company will hold a conference call at 5:00 am Pacific Time tomorrow, April 20, 2006, to discuss the matters contained in this release. To participate, please dial (719) 457-2622 at approximately 4:50 am PT. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.portalplayer.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. A recording of the conference call will be available for one week, starting at 8:00 am PT after the completion of the call, until midnight April 26, 2006. The phone number to access the recording is (719) 457-0820, and the passcode is 4007628. An archived webcast replay will be available on the web site for 12 months.

The Company is scheduled to provide its first quarter financial results and second quarter guidance on its regularly scheduled earnings conference call on May 1, 2006.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for portable multimedia products such as personal media players and secondary display enabled notebook computers. PortalPlayer products empower consumers to quickly and easily manage, enjoy and have access to multimedia content and other forms of information. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., Taipei, Taiwan and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the future use of our products in the Apple iPod product family. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the cancellation or reduction of orders, Apple’s future selection decisions, component shortages, the successful development and introduction of the Company’s follow-on product, delays in product introductions, product defects, the impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

Contact:

PortalPlayer, Inc.

S. Olav Carlsen, 408-521-7000

or

Mozes Communications LLC

Kristine Mozes, 781-652-8875

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